Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 9, 2021 relating to the financial statements of NeuroSense Therapeutics Ltd. included in this registration statement, and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel-Aviv, Israel
October 18, 2021